Exhibit 99.1

NEWS RELEASE

PATINA PRODUCTION RISES 45%

DENVER, COLORADO – OCTOBER 29, 2003 – PATINA OIL & GAS CORPORATION (NYSE:POG) today reported third quarter results. Revenues jumped 92% from the prior year period to $99.2 million as cash flow from operations before changes in working capital reached $67.7 million, an 82% increase. Net income increased 79% to $25.0 million or $0.74 per share ($0.70 fully diluted). The dramatic increases were primarily driven by rapid production growth and higher realized prices.

Production in the quarter grew to 274.5 MMcfe a day, 45% above the prior year level. Production was comprised of 15,777 barrels of oil and 179.9 MMcf of gas per day. The growth was achieved principally through a combination of ongoing Wattenberg development and the contribution of the Mid Continent properties. As the Cordillera purchase closed on October 1st, its production was not reflected in the third quarter. Including Cordillera, production currently approximates 310 MMcfe a day.

Wellhead prices, after adjustment for hedging, averaged $3.87 per Mcfe in the period, a 34% increase. The average reflected realized prices of $25.45 per barrel and $3.68 per Mcf. Hedging reduced realizations by $3.95 per barrel and $0.59 per Mcf in the quarter. Lease operating expenses rose to $14.4 million and averaged $0.57 per Mcfe. The rise was due to the combination of increased production and higher unit operating costs resulting from an increased proportion of oil production, which involves substantially higher field costs. Oil represented 34% of production in the quarter versus 27% a year earlier. With rising gas production in Wattenberg, the Mid Continent gas properties and the impact of the $244.5 million Cordillera acquisition, the proportion of gas production should begin to rise in the fourth quarter. Production taxes increased $4.4 million, in line with higher prices and production. Depletion and depreciation expense increased $7.9 million due to higher production. General and administrative expenses increased $1.8 million, largely due to acquisitions. Interest expense increased $1.2 million due to borrowings incurred in those acquisitions. Given the 13% rise in Patina’s share price during the quarter, the deferred compensation adjustment, a non-cash expense based on the value of stock held in the deferred compensation plan, rose sharply to $6.0 million. The income tax provision more than doubled as a result of rising earnings and the current 38% tax rate. A 35% rate was utilized through December 31, 2002 due to Section 29 tax credits.

During the quarter, $45.0 million of capital was spent. In Wattenberg, development expenditures totaled $19.9 million for the drilling or deepening of 20 wells, performing 84 Codell refracs, 14 Codell trifracs and four recompletions. A further $16.7 million was spent to drill or deepen 35 wells and perform two recompletions in the Mid Continent and $8.3 million was spent on the development of other properties. In September, the Company exchanged its interest in the Antelope Arch project for additional Wattenberg interests.

At September 30, 2003, bank debt totaled $220.0 million. On October 1st, borrowings increased to $456.0 million as a result of the Cordillera acquisition. To reduce exposure to floating rates, the Company simultaneously entered into swaps to lock in fixed rates on almost half its debt. Effective November 1st, the LIBOR rate on $100.0 million was fixed for one year at 1.26% and the rate on $100.0 million was fixed at 1.83% for two years. The Company is currently paying LIBOR plus 145 basis points or an average of 3.0% on its borrowings.

Commenting, Thomas J. Edelman, the Company’s Chairman, said, “We were delighted with third quarter results and the progress made during the period. Wattenberg development continues to yield exceptional results. While still in the early stages of evaluating a trifrac program there, we are very encouraged. In the Mid Continent, frac technology and gathering system enhancements on the Bravo properties have allowed their development results to substantially exceed expectations. In the Cordillera purchase, we added significantly to our asset base in areas adjacent to the Bravo properties and established a third core area in the San Juan Basin. Based on identified projects, we expect to recommend a roughly $200.0 million development budget for 2004 and to increase production as a result by 17%—20%. With an exceptional inventory of high return development projects, a significant hedge position and current commodity prices, we anticipate reporting record results in the final quarter of 2003 and throughout 2004.”

The Company plans to host a conference call on Thursday, October 30, 2003 beginning at 2:00 p.m. (EST) to discuss these results. To participate in the call, please dial (800) 289-0437. A replay of the call will also be available for thirty days beginning on October 31st by dialing (888) 203-1112. The access code for the replay is 773306.

This release contains certain forward-looking statements within the meaning of the Federal securities laws. Such statements are based on management’s current expectations, estimates and projections, which are subject to a wide range of uncertainties and business risks. Factors that could cause actual results to differ from those anticipated are discussed in the Company’s periodic filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2002.

Patina is an independent oil company engaged in the acquisition, development, exploitation and production of oil and natural gas primarily in Colorado’s Wattenberg Field, the Mid Continent region of southern Oklahoma and the Texas Panhandle, and the San Juan Basin.

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Contact:	David J. Kornder Executive Vice President Chief Financial Officer (303) 389-3600 dkornder@patinaoil.com

PATINA OIL & GAS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended September 30,			Nine Months Ended September 30,
	% Change	2003	2002	% Change	2003	2002
Revenues
Oil and gas sales		$97,848	$50,309		$278,329	$149,265
Deferred compensation asset gain (loss)		407	(762)		1,141	(1,297)
Other		925	2,099		2,094	6,257

	92%	99,180	51,646	83%	281,564	154,225

Expenses
Lease operating expenses		14,420	6,397		39,066	20,133
Production taxes		7,155	2,715		20,047	7,649
Exploration		618	1,006		2,788	1,353

Gross margin	85%	76,987	41,528	76%	219,663	125,090

General and administrative		4,355	2,506		13,037	8,552
Interest and other		1,742	525		5,843	1,775
Deferred compensation adjustment		5,966	348		15,885	6,417
Depletion, depreciation and amortization		24,571	16,625		68,928	47,590

Pre-tax income	87%	40,353	21,524	91%	115,970	60,756

Provision for income taxes
Current		5,750	2,014		16,526	6,322
Deferred		9,584	5,537		27,543	14,997

		15,334	7,551		44,069	21,319

Net income before cumulative effect of change in accounting principle	79%	$25,019	$13,973	82%	$71,901	$39,437

Cumulative effect of change in accounting principle		—	—		(2,613)	—

Net income	79%	$25,019	$13,973	76%	$69,288	$39,437

Net income per share before cumulative effect of change in accounting principle
Basic	76%	$0.74	$0.42	75%	$2.12	$1.21

Diluted	75%	$0.70	$0.40	77%	$2.02	$1.14

Net income per share
Basic	76%	$0.74	$0.42	69%	$2.04	$1.21

Diluted	75%	$0.70	$0.40	71%	$1.95	$1.14

Weighted average shares outstanding
Basic		33,907	33,136		34,003	32,750

Diluted		35,686	34,849		35,557	34,409

PATINA OIL & GAS CORPORATION

SUMMARY BALANCE SHEET, OPERATIONAL AND CASH FLOW DATA

(in thousands, except price data)

Summary Balance Sheet		September 30, 2003	September 30, 2002
Total assets	91%	$869,142	$456,072
Total debt	547%	$220,000	$34,000
Stockholders’ equity	17%	$325,443	$278,118

	% Change	Three Months Ended September 30,		% Change	Nine Months Ended September 30,
Summary Operational Data		2003	2002		2003	2002
Oil production (Bbl per day)	83%	15,777	8,644	81%	15,118	8,370
Gas production (Mcf per day)	31%	179,880	137,359	28%	169,628	132,091
Total production (Mcfe per day)	45%	274,541	189,221	43%	260,333	182,311
Average oil price (per Bbl)	3%	$25.45	$24.69	6%	$25.88	$24.33
Average gas price (per Mcf)	51%	$3.68	$2.43	42%	$3.70	$2.60
Average price per Mcfe	34%	$3.87	$2.89	31%	$3.92	$3.00

Summary Cash Flow
Net income	79%	$25,019	$13,973	76%	$69,288	$39,437
Cumulative effect of change in accounting principle		—	—		2,613	—
Depletion, depreciation and amortization		24,571	16,625		68,928	47,590
Deferred compensation adjustments		5,559	1,110		14,744	7,714
Exploration and other		752	1,005		3,190	1,423
Stock option tax benefit		2,203	25		6,860	3,496
Reversal of hedging impairment, net		—	(1,119)		—	(3,459)
Deferred tax provision		9,584	5,537		27,543	14,997

Cash flow before changes in working capital (1)	82%	67,688	37,156	74%	$193,166	$111,198
Changes in working capital		5,196	6,761		(6,617)	(6,340)

Cash flow provided by operations	66%	$72,884	$43,917	78%	$186,549	$104,858

Adjusted weighted average shares outstanding-diluted (2)		37,045	36,143		36,905	35,722

Reconciliation of Net income per share to Net income per share before deferred compensation adjustments
Net income		$25,019	$13,973		$69,288	$39,437
Deferred compensation adjustments		5,559	1,110		14,744	7,714
Provision for income taxes at 38% in 2003 and 35% in 2002		(2,112)	(389)		(5,603)	(2,700)

Non-cash deferred compensation adjustments, net of tax		$3,447	$722		$9,141	$5,014
Net income excluding deferred compensation adjustments	94%	28,466	14,695	76%	78,429	44,451

Adjusted weighted average shares outstanding (2)
Basic		35,266	34,430		35,351	34,063

Diluted		37,045	36,143		36,905	35,722

Net income per share before deferred compensation adjustments (3)
Basic	89%	$0.81	$0.43	70%	$2.22	$1.30

Diluted	89%	$0.77	$0.41	71%	$2.13	$1.24

(1) Management believes that the non-GAAP measure of cash flow before changes in working capital is useful information to investors because it is widely used by professional analysts and sophisticated investors in valuing oil and gas companies. Many other investors use research reports of these analysts in making investment decisions.

(2) Includes shares held in treasury for deferred compensation as follows:

Weighted Average Shares Outstanding—Basic	33,907	33,136	34,003	32,750
Weighted Average Shares Held in Deferred Compensation Plan	1,359	1,294	1,348	1,313

Adjusted Weighted Average Shares Outstanding—Basic	35,266	34,430	35,351	34,063

Weighted Average Shares Outstanding—Diluted	35,686	34,849	35,557	34,409
Weighted Average Shares Held in Deferred Compensation Plan	1,359	1,294	1,348	1,313

Adjusted Weighted Average Shares Outstanding—Diluted	37,045	36,143	36,905	35,722

(3) Management believes that the non-GAAP measure of net income per share before deferred compensation adjustments is useful information to investors due to the nature of the required accounting for shares of the Company’s common stock held in the deferred compensation plan. Under EITF 97-14, “Accounting for Deferred Compensation Arrangements Where Amounts Earned are Held in a Rabbi Trust and Invested,” shares of the Company’s common stock in the trust are treated as treasury stock and reported at historical cost. However, the liability to plan participants related to the shares held in the trust is reported at fair value. As a result, an increase in the value of the Company’s common stock results in a charge to earnings, whereas a decrease in the value of the Company’s common stock results in an increase to earnings. In addition, as the shares of the Company’s common stock in the trust are treated as treasury stock, generally accepted accounting principles require the shares to be excluded from the calculation of basic weighted average shares outstanding and, if dilutive, excluded from diluted weighted average shares outstanding. Based on conversations with investors, management believes that net income per share before deferred compensation adjustments is an important indicator for its investors of the Company’s performance.